Sub-Item 77O: Transactions Effected Pursuant To Rule 10f-3

Name of Fund:	Goldman Sachs MLP and Energy Renaissance Fund
Name of Underwriter or Dealer Purchased From:
J.P. Morgan Securities LLC
Names of Underwriting Syndicate Members:
Goldman, Sachs & Co.; Barclays Capital Inc.;
Citigroup Global Markets Inc.;
Credit Suisse Securities (USA) LLC;
Deutsche Bank Securities Inc.; J.P. Morgan Securities LLC;
 Merrill Lynch, Pierce, Fenner & Smith, Inc.;
 Morgan Stanley & Co. LLC; RBC Capital Markets, LLC;
 Wells Fargo Securities, LLC
Name of Issuer:	Andarko Petroleum Corp
Title of Security:	ANADARKO PETROLEUM CORPORATION
Date of First Offering:	06/05/2015
Dollar Amount Purchased:	7,380,250
Number of Shares or Par Value of Bonds Purchased:
147,605
Price Per Unit:	50.00
Resolution Approved:  	Resolution approved at the
 October 13, 2015 Board Meeting.

	Resolution adopted at the Meeting of the Board of Trustees on October 13, 2015:

RESOLVED, that, in reliance upon the written report provided by Goldman Sachs Asset Management, L.P.
 to the Trustees, all purchases made during the fiscal quarter ended August 31, 2015 by the Goldman Sachs MLP Income Opportunities Fund and the Goldman Sachs MLP and Energy Renaissance Fund of instruments during the existence of underwriting or selling syndicates, under circumstances where Goldman, Sachs & Co. or any of its affiliates is a member of the syndicate, were effected in compliance with the procedures adopted by the Trustees pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended.